Shareholder Letter May 11, 2026 U.S. PT May 12, 2026 AEST

Dear Shareholders, Q1 2026 was a strong start to the year for Life360, as we made everyday family life better for more families around the world and delivered outstanding operational results. Paying Circles crossed three million, powered by over two hundred thousand net additions —the most we have ever added in a single quarter. Total revenue grew 38 percent year over year to $143.1 million. We are sharing advertising revenue separately for the first time: $19.7 million, up 329 percent year over year, reflecting the first full quarter of Life360 Ads following the Nativo acquisition. Our monthly active users (MAU) reached a new record level, but not as high as we expected to be. We have clarity on the temporary issues causing this difference, which gives us confidence in our MAU trajectory, but affects the timing. We expect MAU growth to return to our planned glideslope by Q3. Grow Our User Base Growing our user base is a key priority because it fuels every part of our business. Q1 MAU came in at 97.8 million, with 17 percent year - over - year growth. Back in January, we guided to 20 percent annual MAU growth and later flagged that Q1 would run below the annual trend line, in part because history told us to expect higher churn following a strong acquisition quarter. We also later identified a technical issue quietly accumulating and creating drag on new registrations. Once we addressed that issue, we saw iOS registrations recover, though Android continued to lag. Subsequent investigation revealed a number of interconnected technical problems that impacted Android users on lower - end devices before they fully onboarded. One of those issues caused the Google Play Store to suppress Life360 in its app store searches during our peak Q1 marketing period. The impact was global, but concentrated in populations with low - end devices, with minimal impact on monetization. We have since retooled our monitoring system to ensure full visibility of demand signals across downloads and registrations, and put fixes in place. The Play Store suppression is no longer in effect, and we're tightening the funnel so every potential member has the best chance of becoming an active member. Signals indicate that the fixes are taking hold and we expect to be back on our planned glideslope in Q3. Our iOS - intensive markets have recovered and are demonstrating strong growth. In the back half of the year, we expect Android to recover while we land additional growth initiatives, including improved international localization, new GTM campaigns in Germany, Mexico, and Brazil, Google Sign - In to reduce registration friction, and an array of new experiences that make Life360 better for families in all life stages. As a result of these temporary issues, Q1 MAU growth in the U.S. was 14 percent and 20 percent in international markets year over year. However, the populations that drive the lion's share of our international revenue are growing well, with MAU in the UK growing 25 percent, Canada up 32 percent, and Australia - New Zealand up 24 percent year over year. These are the markets where families convert to paid subscriptions at the highest rates and drive the most revenue, resulting in Paying Circles growth that is outpacing MAU growth. Life360 Inc | Q1 2026 Investor letter | Page 2 LAUREN ANTONOFF, CHIEF EXECUTIVE OFFICER

While these issues temporarily slowed MAU growth, our fundamentals give us confidence in our trajectory. Demand is very strong. Google Trends searches for Life360 were up over 40 percent during the affected period. Our most penetrated U.S. states continued to increase penetration consistently. When we isolate the technical impacts, our underlying trend is consistent with our planned trajectory. The resulting variability in our full - year MAU outlook hinges on the pace of recovery in Android - heavy rest - of - world markets, where user growth is inherently more volatile and near - term monetization potential is lower. We now expect annual MAU growth of 17 to 20 percent for 2026, with our international focus markets outperforming. The timing of that recovery does not impact our financial outlook. Scale Our Paid Offerings Q1 was the strongest quarter for Paying Circles net additions in Life360's history. Paying Circles reached 3.0 million with 201,000 net additions —nearly double the prior year and a record in a typically lighter quarter. U.S. Paying Circles grew 24 percent year over year and international Paying Circles grew 32 percent. ARPPC reached an all - time high of $143.03, up seven percent year over year, with international ARPPC up 23 percent as select markets continue to advance in penetration. Life360 Inc | Q1 2026 Investor letter | Page 3 LAUREN ANTONOFF, CHIEF EXECUTIVE OFFICER +30% YoY +24% YoY +34% YoY 6 6 8 6 6 5 6 9 8 7 0 8 7 3 7 8 0 4 8 9 5 9 9 1 1 ,0 4 4 1 ,1 1 7 1 ,1 8 0 1 ,1 6 2 1 ,2 0 3 1 ,2 3 3 1 ,3 0 0 1 ,3 2 7 1 ,3 9 0 1 ,4 6 8 1 ,5 7 9 1 ,6 2 7 1 ,7 1 8 1 ,8 0 9 1 ,9 1 6 2 ,0 0 0 2 ,1 3 7 6 1 5 8 6 1 6 2 6 3 7 5 8 6 9 8 1 0 7 1 2 0 1 3 7 1 4 8 1 6 6 1 8 4 2 0 9 2 1 8 2 2 2 2 3 1 2 5 0 2 6 3 2 7 9 2 9 3 3 1 8 3 3 6 3 6 4 1 2 2 1 1 1 1 1 0 1 0 7 1 0 3 1 1 1 1 1 8 1 2 9 1 3 6 1 5 5 1 7 3 1 8 3 1 9 8 2 1 2 2 3 7 2 5 7 2 8 6 3 3 1 3 6 0 3 6 9 3 9 8 4 3 0 4 6 8 4 9 8 5 3 4 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Q2 21 Q3 21 Q4 21 Q1 22 Q2 22 Q3 22 Q4 22 Q1 23 Q2 23 Q3 23 Q4 23 Q1 24 Q2 24 Q3 24 Q4 24 Q1 25 Q2 25 Q3 25 Q4 25 Q1 26 U.S. International Triple Tier Other International Paying Circles by Geography (000s) These results illustrate the health of the underlying business. The monetization flywheel is working independently of registration volume challenges. New user conversion to paid is at an all - time high, driven by improvements in our product and marketing funnels. Our brand campaigns coupled with effective use of media mix modeling to focus our investments means our marketing is bringing in people who are increasingly well suited for our offering. Optimizations in our new user experience, including those powered by AI, have driven over ten percent improvement in conversion. Our core app redesign that enriches our history and driving experiences are driving engagement and increasing the rate at which existing users trial our subscription offerings. And there’s still plenty of opportunity, particularly in international markets where ARPPC is 40 to 50 percent below U.S. levels, representing a multi - year monetization runway as those markets advance along the penetration curve. Meanwhile, our product innovations give members new reasons to become subscribers. Devices like Pet GPS and Tile extend Life360 into the physical world, while driving subscription conversation and retention. We now have over 6 million active pet profiles, with more than 120,000 new profiles created every week and roughly a third of those coming from members new to Life360. Our Pet Finder Network has already reunited 100s of pets with their families and we plan to continue investing in scaling its abilities. Pet GPS demand has run ahead of plan, and we sold through U.S. inventory faster than we could restock. We ran five different pricing experiments over the last quarter and we've found a combination that will allow us to be the most affordable Pet tracker in the market while delivering favorable unit economics on day one. Later this year we'll launch the new price alongside new hardware and software capabilities, accelerating Life360's path to becoming the default app for pet parents and a natural flywheel into our subscription business.

LAUREN ANTONOFF, CHIEF EXECUTIVE OFFICER

Expanding Our Revenue Streams

Advertising is a transformational opportunity to build a high-margin business that complements subscriptions. By monthly active users, Life360 ranks as one of the largest social networking apps in the U.S., and family is the most important social structure in most people's lives. The over 40 million mostly ad-funded users in the U.S. represent an audience that family-oriented advertisers want to reach and, until now, could not access at scale with verified, first-party data.

As a result of the Nativo acquisition, we now have buy-side tools and sell-side tools under one roof, supported by a robust intelligence and measurement layer. The deal brought hundreds of advertisers, relationships with more than 20,000 apps and sites including major news, lifestyle, and connected TV publishers, and a mature ad-tech stack built over more than a decade. Whereas we had been effectively limited to ads inside the Life360 app, we can now take our first-party family data, the richest of its kind in the market, and serve relevant ads not just inside Life360 but across that entire publisher network. This has taken our U.S. advertising reach from less than 20 percent of ad-eligible adults to over 95 percent.

Brands like Starbucks, that were attracted to our unique audience and location-based targeting can now get the scale they need to move forward with campaigns. Our real-world location data lets us deliver relevant messages at the right moment, and close the loop to tell advertisers like Starbucks whether their campaign actually generated store visits — a closed-loop measurement capability that brands have been asking for and cannot get at scale anywhere else. Brands like Uber are deepening their relationship with us based on the results they've seen, leading to an expanded strategic partnership that brings Uber more deeply into the Life360 experience. Families will soon be able to link their Life360 and Uber accounts, including Uber teen accounts, enabling real-time trip tracking, ride coordination, and membership benefits across both platforms. A parent will be able to see their teenager's Uber trip in progress directly in Life360. This is contextual, real-world utility that benefits both members and advertisers.

In Q1 we reached nearly $20 million in advertising revenue, up over 300 percent year over year. We have tremendous headroom from here. The U.S. digital advertising market is over $400 billion and growing, with more than $100 billion flowing across the open web, connected TV, and premium publishers where advertisers are actively seeking better data and real-world measurement. That is exactly what our platform delivers. Over the long term, we continue to believe advertising revenue can rival the scale of subscriptions. As the platform scales, it fuels re-investment that allows us to serve more families with our free offering, while the ecosystem we're building adds third party experiences to extend the value we offer families across a diverse range of products and services.


Life360 In-App
~41M
Life360 U.S. In-App Reach[1]
Off-Site
~234M
U.S Off-Site Reach[2]
Brand/Agency
AD
Theme park wants to attract new families and increase repeat visitors
Nativo
FANTIX
Life360
Mom sees an ad pinned on the map
Dad sees a special offer in his email
Grandma gets a push notification when she lands at the airport
Mom sees a promo while browsing a news site
Dad sees an offer on a travel website
Family sees an ad ahead of their favourite TV show
Outcomes & Measurement
Theme park visits measured deterministically with Uplift by Life360

[1]Represents U.S. Ads eligible MAU as of March 2026. [2]Source: Comscore. Data as of March 2026.

Life360

Life360 Inc | Q1 2026 Investor letter | Page 4

Life360 Inc | Q1 2026 Investor letter | Page 5 Becoming AI - Native AI is quickly reshaping the technology landscape and will ultimately transform how families live, connect, and stay safe. Life360 is uniquely positioned to shape what AI means for families. The vision for Life360 has always been bigger than location sharing: to become the go to app for everyday family life across every life stage. AI empowers us to take insights based on real relationships, location history, and behavioral patterns across our enormous membership base and make that vision a reality. Our co - founder, Chris Hulls, is leading a key initiative to bring to life an agentic future where the magic of location organizes everyday family life. Across the product, AI is opening up new ways to power transformative experiences that are both useful and delightful. At the same time, AI requires different ways of working. Product managers are shipping code. Designers are building end - to- end. Backend engineers are stepping up to deliver full - stack features. The roles and ratios that made sense before no longer hold as AI takes on more of the work. For a while, AI has been accelerating our productivity, with engineering increasing productivity more than 50% over the past year. In April, we took a meaningful step toward becoming an AI - native organization —one where AI does the work and humans direct, decide, and are accountable for outcomes. This was not about reducing costs or reaping productivity gains; it was about reshaping how we operate so we can move faster and do more to further our mission and our objectives. This required difficult tradeoffs that impacted good people, and I am grateful for everything those teammates contributed to Life360. I deeply believe companies that move quickly to become AI - native will compound that advantage over time. Our mission to keep people close to the ones they love shows up in real moments. AI lets us play a more active role in connecting the dots so families around the world can focus on real life. Our AI transformation accelerates our progress and will take us far beyond our path to 150 million MAU, $1 billion in revenue, and 35%+ adjusted EBITDA margin. Product Innovation We continue to expand Life360's relevance through features that provide value to more families in more moments that matter. Families with kids are frequently coordinating logistics with friends, neighbors and caregivers. In Q1, we introduced Temporary Location Sharing to make coordination effortless —members can share live location with anyone for a set amount of time, no app required. So far, more than 60 percent of views are coming from non - members, demonstrating that features like this create natural entry points for people who haven't yet joined. We are exploring features that stimulate real interaction between family members — a capability that becomes increasingly important as we build toward serving families across more life stages, especially those with aging parents. Safety Incidents on the Map and Back on the Grid address low - grade anxiety by surfacing real - world hazards near loved ones and notifying members the moment someone is back in range, so they don’t have to worry. Together, these features deepen the value we deliver and further differentiate Life360 from generic location sharing apps. Life360 exists to make everyday family life better. I am proud of what we delivered in Q1 and energized by the momentum we’re seeing from the team and the business. Sincerely Lauren Antonoff Chief Executive Officer LAUREN ANTONOFF, CHIEF EXECUTIVE OFFICER Life360's data, relationships, and scale: AI - proof and AI - powered. Durable use case anchored in the physical world AI makes our data more valuable AI enhances our ability to delight customers AI is improving our execution

RUSSELL BURKE, CHIEF FINANCIAL OFFICER



Dear Shareholders,

Q1 delivered strong financial results across our core business, with some important dynamics in our cost structure worth outlining given the changes to our revenue mix this year. The financials I will be referencing are unaudited for Q1 2026 and denominated in U.S. dollars.

Revenue

Q1 2026 total revenue grew 38 percent year over year to a record $143.1 million, reflecting strong performance across our core business.



Q1 Revenue ($M)
$78
$6
$10
$62
$104
$8
$5
$9
$82
$143
$11
$20
$5
$108
Q1'24
Q1'25
Q1'26
Subscription
Hardware
Advertising
Other

Subscription revenue increased 32 percent year over year to $108.2 million. Core subscription revenue, which excludes legacy hardware-related subscriptions, increased 36 percent to $103.5 million, driven by 27 percent growth in global Paying Circles and 7 percent higher ARPPC. U.S. subscription revenue grew 28 percent and international subscription revenue grew 58 percent, reflecting strong global momentum and the continued progression of our tiered pricing. Revenue growth was driven by International focus territories - UK at 60 percent, ANZ at 78 percent, Canada at 87 percent.

Advertising revenue was $19.7 million, up 329 percent year over year. This is the first quarter where the Life360 Advertising Platform's full contribution is included in our results. We are now disclosing advertising as a separate revenue line given its scale and strategic importance. This reflects primarily managed advertising revenue through the Life360 Advertising Platform, with programmatic and open marketplace advertising also contributing following the Nativo integration. Advertising revenue is inherently back-half weighted due to advertiser seasonality. Q1 reflects the platform in its early scaling phase, and we expect meaningful acceleration in H2 as integration completes and cross-platform campaigns ramp.

Hardware revenue decreased 49 percent year over year to $4.5 million, reflecting our strategic exit of Tile from brick-and-mortar retail, a 25 percent decline in net hardware units shipped, and increased discounts associated with the retail channel wind-down. This was anticipated and is fully reflected in our full-year guidance. As a reminder, the strategic rationale behind our decision reflects how physical retail was a low-margin, low-control channel. Direct and online channels give us full control of the customer experience and the path from device purchase to subscription activation.

Other revenue grew 30 percent year over year to $10.7 million, driven by increased data revenue from user growth and continued partnership momentum.

March Annualized Monthly Revenue reached $517.9 million, a new record, up 32 percent year over year.

Life360

Life360 Inc | Q1 2026 Investor letter | Page 6

Quarterly Seasonality - Adjusted EBITDA ($M) & Margin (%) Life360 Inc | Q1 2026 Investor letter | Page 7 Gross Profit and Margin Q1 gross profit was $110.6 million with gross margin of 77 percent, compared to 81 percent in Q1 2025. The margin difference reflects three distinct dynamics across our revenue lines. First, subscription gross margin held at 87 percent, essentially in line with prior quarters, reflecting the resilience of our core business model. Second, advertising gross margin was 60 percent. Advertising revenue through the Life360 Advertising Platform carries a different cost structure profile than our subscription business. Nativo’s managed advertising model involves content delivery, publisher payments, and platform infrastructure costs reflected in cost of advertising revenue. Advertising gross margin will improve as the platform scales and should normalize toward 70 percent on a GAAP basis by Q4 as revenue scales in the higher - margin back half. Third, hardware gross margin was negative in Q1 as we conducted price testing on Pet GPS and absorbed the costs of our brick - and - mortar retail exit. We have been deliberate and transparent about pricing Pet GPS for adoption over near - term device margin, and that approach continues. Operating Expenses Total operating expenses were $118.6 million, up 46 percent year over year. There are three meaningful factors behind this increase - and as we have previously discussed, all reflecting deliberate investment decisions. First, research and development grew 29 percent year over year to $39.3 million, reflecting headcount additions from Nativo, higher technology infrastructure costs supporting our expanded platform, and continued investment in product development. Our AI investments are embedded within this cost structure and are already accelerating our innovation and delivery pace. Next, sales and marketing grew 62 percent year over year to $57.0 million. This reflects three things: higher commissions paid to platform providers in line with subscription revenue growth; meaningfully higher brand investment year over year including our Super Bowl and Olympics campaigns; and the addition of Nativo’s sales organization. Lastly, general and administrative expenses grew 43 percent year over year to $22.3 million, primarily driven by higher personnel - related costs in line with Company growth, warehouse relocation costs, and Nativo integration costs. We expect G&A to normalize as integration completes and one - time costs roll off through the year. Transition to AI Native In April, Life360 reshaped our technology organization to accelerate our transition to an AI - native operating model. As Lauren noted, this was not a cost reduction exercise. The changes affected a small group of employees. Rather than backfilling certain roles, we are reallocating that investment toward AI - native capabilities, tooling, and workflow redesign. In addition, we are already in the process of reshaping the balance of the organization. The net financial impact is neutral to 2026 and fully reflected in our guidance. The longer - term value is that Life360 builds faster and creates meaningful operating leverage as AI takes on more execution work. That benefit begins to show by the end of 2027 and compounds from there. Profitability GAAP net income was $2.8 million, which includes an $11.7 million tax benefit. Basic and Diluted EPS was $0.03. Adjusted EBITDA was $17.1 million, up 7 percent year over year, with Adjusted EBITDA margin of 12 percent compared to 15 percent in Q1 2025. The margin reflects the front - loading of our investment cycle and seasonally lower revenue against an expanded post - acquisition cost base, including advertising platform operating and integration costs, Pet GPS promotional pricing, and brand marketing investments, all concentrated early in the year while the revenue benefit is back - half weighted. This is the same dynamic we described at our Q4 earnings call, which is progressing as expected. To allow for investors to compare Adjusted EBITDA from Q1 last year to this year, backing out the incremental operational impact of the Nativo acquisition, brand marketing investments, and incremental Pet GPS investment, Adjusted EBITDA margin would be approximately 22 percent. RUSSELL BURKE, CHIEF FINANCIAL OFFICER $4.3 $11.0 $9.0 $21.2 $15.9 $20.3 $24.5 $32.4 $17.1 5% 13% 10% 18% 15% 18% 20% 22% 12% 5% 7% 9% 11% 13% 15% 17% 19% 21% 23% $- $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 Q1'24 Q2'24 Q3'24 Q4'24 Q1'25 Q2'25 Q3'25 Q4'25 Q1'26

RUSSELL BURKE, CHIEF FINANCIAL OFFICER Life360 Inc | Q1 2026 Investor letter | Page 8 Sincerely Russell Burke Chief Financial Officer Balance Sheet and Cash Flow Life360 ended Q1 2026 with cash, cash equivalents, restricted cash, and short - term investments of $459.0 million. The decrease from $495.8 million at year - end 2025 reflects the cash component of the Nativo acquisition, which closed January 2, 2026. Our underlying cash generation remains healthy. Operating cash flow was $17.2 million in Q1, positive for the twelfth consecutive quarter. Total assets exceeded $1 billion at quarter end, and we have significant financial flexibility to continue investing in our highest - return growth opportunities. Financial Outlook Looking forward, we will continue to do three things simultaneously: invest in our highest - return opportunities, accelerate revenue growth, and expand margin. That combination is reflected in our raised full - year financial outlook as follows: • Consolidated revenue of $650 million to $685 million, increased from $640 million to $680 million; • Subscription revenue of $470 million to $475 million, increased from $460 million to $470 million; • Hardware revenue of $40 million to $50 million is unchanged, as we narrow distribution to channels that drive stronger subscription attachment; • Advertising revenue of $98 million to $115 million, unchanged from our previous outlook before separating it from Other revenue; Advertising revenue is back - half weighted due to advertiser seasonality. Q1 and Q2 represent the platform in its early scaling phase, and we expect meaningful acceleration in H2 as integration completes and cross - platform campaigns ramp. • Other revenue of $42 million to $45 million, unchanged from our previous outlook before separating Advertising revenue; and Adjusted EBITDA of $130 million to $140 million, increased from $128 million to $138 million. This range represents approximately 20 percent Adjusted EBITDA margin and another step in our multi - year path of continuous annual expansion toward our strategic target of over 35 percent. Quarterly Financial Modeling A few points worth noting for financial modeling purposes. Revenue and margin are back - half weighted this year, driven by three factors: advertising revenue seasonality concentrating in H2, integration costs and brand investment front - loaded in H1, and hardware revenue remaining low as we complete the retail channel exit. We expect sequential improvement in revenue and Adjusted EBITDA margin through Q2, Q3, and Q4, with Q4 representing the highest quarter of the year on both dimensions. Q2 Adjusted EBITDA margin is anticipated to be approximately 16%. Consolidated gross margins are expected to be toward the mid - 70 percent range for the year as advertising revenue scales in the higher - margin second half. As we noted earlier, advertising gross margins will improve throughout the year, as advertising becomes a larger share of the revenue mix in H2. Hardware gross loss in Q2 is expected to be similar on a dollar basis to Q1. Operating expenses as a percentage of revenue will decline sequentially with scale over the course of the year, such that Q4 operating expenses as a percentage of revenue will be lower than Q4 2025. The advertising platform dynamics are worth exploring in detail. Q1 advertising revenue represents approximately 18 percent of our expected full - year total, with each subsequent quarter stepping up, and Q4 representing double Q1's contribution. Advertising gross margin should normalize towards 70 percent by Q4. This year, due to adding approximately 125 personnel and new ad tech operations, we are carrying additional operating costs. The result is that the Life360 Advertising Platform has an outsize impact on Adjusted EBITDA in H1 and becomes a meaningful tailwind in H2, as revenue and profit contribution are heavily back - half weighted. This dynamic is the primary driver of the H1 to H2 margin expansion progression we have described throughout this letter, and it is why Q4 2026 Adjusted EBITDA margin is expected to exceed the 22 percent we delivered in Q4 2025. The financial setup into the back half is strong. Revenue acceleration, margin expansion, and MAU trends are all pointed in the same direction. We look forward to demonstrating that in the quarters ahead.

Appendix Life360 Inc | Q1 2026 Investor letter | Page 9

These materials and the accompanying oral presentation have been prepared by Life360, Inc. (ARBN 629 412 942) (“Company”) on a confidential and non - reliance basis, and may not be reproduced in whole or in part, nor may any of its contents be disclosed, to any other person, without the prior written consent of the Company. These materials are for informational purposes only. This presentation contains summary information about the Company and its activities and is current as of the date of this presentation. This presentation does not purport to be all - inclusive or to contain all of the information you may desire. It should be read in conjunction with the Company’s periodic and continuous disclosure announcements filed with the Australian Securities Exchange and the U.S. Securities and Exchange Commission (“SEC”), available at www.asx.com.au and www.sec.gov , respectively. These materials do not constitute an offer, invitation, solicitation or recommendation with respect to the purchase or sale of any security in the Company or interest therein nor does it constitute financial product advice. These materials are not a prospectus, product disclosure statement or other offer document under Australian law or under any other law. These materials have not been filed, registered or approved by regulatory authorities in any jurisdiction. This communication is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation. The information contained in these materials is not intended to be relied upon as advice or a recommendation to investors and is not intended to form the basis of any investment decision in the Company’s securities. The information does not take into account the investment objectives, financial situation, taxation situation or needs of any particular investor. An investor must not act on the basis of any matter contained in these materials but must make its own assessment of the Company and conduct its own investigations and analysis. Investors should assess their own individual financial circumstances and consider talking to a financial adviser, professional adviser or consultant before making any investment decision. By reading these materials you agree to be bound by the limitations set out in these materials. No representation or warranty, express or implied, is made as to the accuracy, reliability, completeness or fairness of the information, opinions, forecasts, reports, estimates and conclusions contained in these materials. The Company does not undertake any obligation to provide any additional information nor update or revise the information in these materials nor correct any inaccuracies or omissions. To the maximum extent permitted by law, none of the Company and its related bodies corporate, or their respective directors, employees or agents, nor any other person accepts any responsibility nor any liability for loss arising from the use of or reliance on information contained in these materials or otherwise arising in connection with it, nor in relation to any other written or oral information or opinions provided now or in the future to the recipient or its advisers and representatives, including without limitation any liability from fault of negligence. Past performance is not indicative of future performance and no guarantee of future returns is implied or given. Nothing contained in these materials nor any information made available to you is, or shall be relied upon as, a promise, representation, warranty or guarantee as to the past, present or the future performance of the Company. Certain statements in these materials constitute forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PLSRA”), Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical in nature, including the words “anticipate”, “expect”, “suggests”, “plan”, “believe”, “intend”, “estimates”, “targets”, “projects”, “should”, “could”, “would”, “may”, “will”, “forecast,” “opportunity,” “goal,” “vision,” “outlook” and other similar expressions are intended to identify forward - looking statements. These forward - looking statements include, but are not limited to, statements regarding: the Company’s growth strategy and business plan and the Company’s ability to effectively manage its growth and meet future capital requirements; the Company’s expectations regarding future financial performance, including its expectations regarding its revenue, revenue growth, adjusted EBITDA, and operating cash flow, and the Company’s ability to achieve or maintain future profitability; the Company’s ability to further penetrate its existing member base, maintain and expand its member base and increase monetization of its member base; the Company’s ability to expand internationally and the significance of its global opportunity; the Company’s ability to anticipate market needs or develop new products and services or enhance existing products and services to meet those needs; the Company’s ability to increase sales of its products and services; and the Company’s proposed acquisition of Nativo, its expected timing and completion, the anticipated benefits and synergies of the transaction, and the potential impact on the Company’s business strategy, financial condition, and growth prospects. Such forward - looking statements are prediction, projections and other statements about future events that are based on current expectations and assumptions and, as a result, involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are beyond the control of the Company and which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements. Forward - looking statements are provided as a general guide only, and should not be relied on as an indication or guarantee of future performance. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Given these uncertainties, recipients are cautioned to not place undue reliance on any forward - looking statement. Forward - looking statements speak only as of the date they are made. Subject to any continuing obligations under applicable law the Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward - looking statements in these materials to reflect any change in expectations in relation to such forward - looking statements or any change in events, conditions or circumstances on which any such statement is based. This presentation contains certain measures of financial performance not determined in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA margin, and non - GAAP Operating Expenses (the “non - GAAP financial measures”). The non - GAAP financial measures are used by Company management to evaluate financial performance of, and determine resource allocation for, each of the Company's operating segments. Items excluded from each of the non - GAAP financial measures are significant components in understanding and assessing financial performance. The non - GAAP financial measures should not be considered in isolation, or as alternatives to, or substitutes for, net income, net income margin, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Because the non - GAAP financial measures are not measurements determined in accordance with GAAP and are thus susceptible to varying definitions, the non - GAAP financial measurements as presented may not be comparable to other similarly titled measures of other companies. Please refer to the Appendix beginning on slide 43 of this presentation for a reconciliation of these financial measures to the most directly comparable financial measure prepared in accordance with GAAP. This presentation includes our trademarks and trade names that we own or license and our logo. This presentation also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus appear without any “TM” or “®” symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties. This presentation includes industry and market data derived from internal analyses based upon publicly available data or other proprietary research and analysis, surveys or studies conducted by third parties and industry and general publications. Unless otherwise indicated, information contained in this presentation concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on these various sources. Because this information involves a number of assumptions and limitations, you are cautioned not to give undue weight to such information. We have not independently verified market data and industry forecasts provided by any of these or any other third - party sources referred to in this presentation. All values are stated in US dollars unless otherwise stated. Note: Numbers may not add or recalculate due to rounding Disclaimer APPENDIX Life360 Inc | Q1 2026 Investor letter | Page 10

GAAP to Non -GAAP reconciliations Cost of revenue Operating expenses Life360 Inc | Q1 2026 Investor letter | Page 11 Three Months Ended March 31, $M 2026 2025 Cost of subscription revenue, GAAP $ 14.5 $ 10.1 Less: Depreciation and amortization, GAAP (1.0) (0.8) Less: Stock -based compensation, GAAP (0.5) (0.2) Total cost of subscription revenue, Non -GAAP $ 13.1 $ 9.2 Cost of hardware revenue, GAAP $ 8.6 $ 8.6 Less: Depreciation and amortization, GAAP (1.1) (1.0) Less: Stock -based compensation, GAAP (0.3) (0.2) Less: Other, GAAP 0.2 — Total cost of hardware revenue, Non -GAAP $ 7.5 $ 7.4 Cost of advertising revenue, GAAP 7.9 0.3 Less: Depreciation and amortization, GAAP (0.5) (0.1) Less: Stock -based compensation, GAAP (0.1) — Total cost of advertising revenue, Non -GAAP $ 7.3 $ 0.2 Cost of other revenue, GAAP $ 1.5 $ 1.1 Total cost of other revenue, Non -GAAP $ 1.5 $ 1.1 Cost of revenue, GAAP $ 32.6 $ 20.1 Less: Depreciation and amortization, GAAP (2.6) (1.8) Less: Stock -based compensation, GAAP (0.9) (0.4) Less: Other, GAAP 0.2 — Total cost of revenue, Non -GAAP $ 29.3 $ 17.9 Three Months Ended March 31, $M 2026 2025 Research and development expense, GAAP $ 39.3 $ 30.4 Less: Stock -based compensation, GAAP (7.8) (5.7) Less: Other, GAAP (0.1) (0.7) Total Research and development, Non -GAAP $ 31.3 $ 23.9 Sales and marketing expense, GAAP $ 57.0 $ 35.3 Less: Depreciation and amortization, GAAP (2.8) (1.1) Less: Stock -based compensation, GAAP (2.0) (1.3) Less: Other, GAAP (1.0) — Total Sales and marketing expense, Non -GAAP $ 51.1 $ 32.9 General and administrative expense, GAAP $ 22.3 $ 15.6 Less: Stock -based compensation, GAAP (5.5) (2.5) Less: Other, GAAP (1.1) (0.3) Total General and administrative expense, Non -GAAP $ 15.8 $ 12.9 Total Operating expenses, GAAP $ 118.6 $ 81.4 Less: Depreciation and amortization, GAAP (2.8) (1.1) Less: Stock -based compensation, GAAP (15.4) (9.5) Less: Other, GAAP (2.2) (1.0) Total Operating expenses, Non -GAAP $ 98.3 $ 69.8 APPENDIX Note: Numbers may not add or recalculate due to rounding.

APPENDIX

Non-GAAP Financial Measures

Adjusted EBITDA

	Three Months Ended March 31,	
$M	2026	2025
Net income	2.8	4.4
Add (deduct):		
Loss on change in fair value of investment[1]	3.9	—
Benefit from income taxes	(11.7)	(0.2)
Depreciation and amortization[2]	5.4	2.9
Interest income	(3.8)	(1.8)
Other income (expense), net	0.8	(0.2)
Acquisition-related transaction and integration costs[3]	1.1	1.0
Stock-based compensation	16.3	9.9
Channel restructuring costs[4]	1.8	—
Warehouse relocation costs[5]	0.6	—
Adjusted EBITDA	**17.1**	**15.9**

1 Relates to the changes in fair value of the Convertible Note Investment. Refer to the Q1 2026 10-Q for the definition and additional information on the Convertible Note Investment.

2 Includes depreciation on fixed assets and amortization of intangible assets.

3 Relates to costs incurred in connection with the acquisition of Nativo, Inc. and the asset acquisition of Fantix, Inc., including one-time bonus payments.

4 Relates to non-recurring costs incurred in connection with the strategic exit of the brick-and-mortar retail channel.

5 Relates to non-recurring warehouse relocation costs associated with the move of certain hardware manufacturing operations.

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance.

In addition to total revenue, net income and other results under GAAP, we utilize a non-GAAP calculation of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"). Adjusted EBITDA is defined as net income, excluding (i) loss on change in fair value of investment, (ii) benefit from income taxes, (iii) depreciation and amortization, (iv) interest income, (v) other income (expense), net, (vi) acquisition-related transaction and integration costs, (vii) stock-based compensation, (viii) channel restructuring costs, and (ix) warehouse relocation costs.

These items are excluded from Adjusted EBITDA because they are non-cash in nature, because the amount and timing of these items are unpredictable, or because they are not driven by core results of operations and render comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing useful measures for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this presentation because it is a key measurement used by our management team internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. However, this non-GAAP financial measure is presented for supplemental informational purposes only, should not be considered a substitute for or superior to financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies. As such, you should consider this non-GAAP financial measure in addition to other financial performance measures presented in accordance with GAAP, including various cash flow metrics, net income, and our other GAAP results.

The table presents a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA.

Note: Numbers may not add or recalculate due to rounding.

Life360

Life360 Inc | Q1 2026 Investor letter | Page 12